                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                     Contact:    Andrea Retzky
                                                      BSMG Worldwide
                                                      (212) 445-8247
                                                      aretzky@bsmg.com

                                                      Jim Treacy
                                                      TMP Worldwide
                                                      (212) 351-7009
                                                      jim.treacy@tmp.com



    TMP WORLDWIDE ANNOUNCES RECORD FOURTH QUARTER AND FULL-YEAR 2000 RESULTS

           -- FOURTH QUARTER DILUTED ADJUSTED EPS OF $0.35, UP 250% --
             -- MONSTER.COM CONTINUES TO POWER AHEAD OF COMPETITORS --
  -- STRONG CASH POSITION PROVIDES SPRINGBOARD FOR GROWTH IN 2001 AND BEYOND --
           -- COMPANY REAFFIRMS POSITIVE OUTLOOK FOR EARNINGS IN 2001 --


NEW YORK, FEBRUARY 20, 2001 - TMP Worldwide Inc. (NASDAQ: TMPW), the world's leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster(R).com, and the world's largest Yellow Pages advertising agency, today reported record-breaking fourth quarter 2000 and year-end results. Fourth quarter diluted adjusted earnings per share of $0.35 increased 250% over last year's fourth-quarter diluted adjusted earnings per share of $0.10. For the full-year, diluted adjusted earnings per share increased 113% to $1.02, up from $0.48 in the full-year 1999. TMP Worldwide's strong cash position of $572.1 million at December 31, 2000, reinforced by the continued success of Monster.com and TMP's "Intern-to-CEO" client service strategy, has poised the Company for further success in 2001.

      "The year 2000 was an extraordinary year for TMP as we realized significant progress by every measure," said Andrew J. McKelvey, Chairman and CEO of TMP Worldwide. "We posted record financial results for both the quarter and the year for billings, commissions and fees, margins, and earnings. Our strategy to provide a single sourcing solution to employees and employers on a global basis enables us to leverage our client relationships and drive growth in virtually all of our business units. These services prove invaluable to employers of all sizes by attracting and retaining the best talent, which is critical for their future growth. TMP has a competitive advantage in the marketplace in that we can quickly and efficiently meet our clients' demands at every phase of the employment cycle, in every major employment sector and market around the world," added Mr. McKelvey.

FOURTH QUARTER FINANCIAL REVIEW

      Total commissions and fees for TMP Worldwide increased 45% to $351.9 million for the fourth quarter ended December 31, 2000, up from $243.2 million in the fourth quarter of 1999. Adjusted net income for the fourth quarter was $38.0 million, up 305% from $9.4 million for the same period in 1999.

      Total Company gains in commissions and fees and net income were once again led by the continued strong growth of Monster.com, the flagship product of the TMP Interactive division. Total commissions and fees for TMP Interactive were $142.1 million for the fourth quarter ended December 31, 2000, a 150% organic increase over 1999's fourth quarter total and a 16% sequential increase over the $122.0 million for 2000's third quarter. Monster.com also posted an adjusted operating profit of $28.1 million on its commissions and fees of $117.2 million, for a 24% operating margin in the fourth quarter ended December 31, 2000.

      Quarter versus quarter comparative results for TMP Worldwide are as follows (all numbers in thousands, except per share amounts):


------------------------------------------------------------------------------
           OPERATING HIGHLIGHTS              4Q '00    4Q'99 (1)    % CHANGE
------------------------------------------------------------------------------
Total Commissions and Fees                   $351,910     $243,152    +45%
Adjusted Operating Income (2)                 $54,170      $19,312   +180%
Adjusted EBITDA (2)                           $68,894      $29,412   +134%
Adjusted Net Income (3)                       $38,004       $9,375   +305%
Diluted Adjusted EPS (4)                        $0.35        $0.10   +250%
Diluted Weighted Avg. Shares                  109,286       96,601    +13%

      The adjusted operating income, EBITDA, net income and diluted EPS amounts discussed herein reflect adjustments to exclude merger and integration costs, and related tax benefits thereon, incurred in connection with companies acquired using the pooling of interests method of accounting (please see the Endnotes). Merger and integration costs for the quarter ended December 31, 2000 were $27.5 million versus $16.8 million for the fourth quarter of 1999. Such costs include transaction costs for the mergers completed in the respective year-to-date periods and the amortization of employee stay bonuses. In addition, these costs include separation pay and office and management integration costs, which include the elimination of redundant management, closing of excess leasehold facilities, and the write-off of fixed assets, which will not be used in the future.

      Strong organic growth drove increased commissions and fees in Interactive, Recruitment Advertising, Selection & Temporary Contracting and Executive Search. Higher operating margins in Interactive, Recruitment Advertising, Selection & Temporary Contracting and Executive Search contributed to a 180% increase in adjusted operating income to $54.2 million and a 134% increase in adjusted EBITDA to $68.9 million. The adjusted operating profit margin increased to 15% for the fourth quarter of 2000 versus 8% for the same period last year.

      Quarter versus quarter comparative results for TMP Worldwide commissions and fees are as follows (in thousands):


--------------------------------------------------------------------------------
            COMMISSIONS & FEES                4Q'00      4Q'99 (1)    % CHANGE
--------------------------------------------------------------------------------
Interactive                                    $142,081      $56,875   +150%
Recruitment Advertising                          47,792       44,667    +7%
Selection & Temporary Contracting                97,006       78,536    +24%
Executive Search                                 43,159       41,302    +4%
Yellow Pages Advertising                         21,872       21,772     --
--------------------------------------------------------------------------------
                  Total                        $351,910     $243,152    +45%
--------------------------------------------------------------------------------

      Jim Treacy, Executive Vice President and COO of TMP Worldwide, said, "The increase in commissions and fees across all business units this quarter demonstrates our ability to maximize the synergies of our diverse product lines while quickly integrating our new company acquisitions. TMP has achieved its dominant position because its services are targeted to clients with multiple human resource management needs, where we offer the most comprehensive services to help these companies achieve their key objectives." Mr. Treacy added, "As customer needs and technology evolve, TMP has done an excellent job in broadening its product offerings and integrating its Internet strategies with traditional recruiting and communications. This strategy has driven significant market share increases and profitability improvements at TMP."

      The 7% growth in Recruitment Advertising commissions and fees to $47.8 million for the fourth quarter of 2000 reflects a 3% increase in advertising billings and increases in creative and other value-added services, such as employee communications and retention programs, where the fees earned are higher than advertising commissions. In addition, the division's contribution to total Company Interactive commissions and fees increased to $10.1 million from $4.8 million for the same period last year, a more than two-fold increase. Most notably, these increases and TMP market share gains were accomplished in the context of a significant decline in total newspaper industry help wanted advertising, as The Conference Board reported a decline in its Help Wanted Index of over 10% for the fourth quarter of 2000 versus the 1999 quarter.

      Selection & Temporary Contracting continued to grow by maximizing the power of the Internet and the Monster.com resume database. The division also focused on expanding its global reach and broadening its product line through targeted acquisitions. As a result, commissions and fees for the division increased to $97.0 million, up 24% from $78.5 million for the same period last year. With near generational lows for unemployment in North America, most of Western Europe and Australia, Selection & Temporary Contracting is positioned to benefit from the continued strong global demand for mid-management and IT professionals.

      Executive Search commissions and fees were $43.2 million for the fourth quarter of 2000, up 4% from the fourth quarter of 1999, despite a substantial decline in the number of consultants versus the prior year period. As a result, in the fourth quarter of 2000, average billings per consultant rose to approximately $220,000 from $170,000 last year, and TMP Executive Search continued to establish its position as one of the premier global search brands. This positioning also continued to drive divisional operating profits up strongly for the quarter ended December 31, 2000 versus the prior year period.

      Yellow Pages Advertising commissions and fees were $21.9 million for the fourth quarter of 2000, up slightly from the $21.8 million reported in the fourth quarter of 1999. However, gross margin in the quarter increased over last year, due to a year-end 2000 sales incentive paid by one of the yellow page publishers. In addition, Yellow Pages Advertising and Monstermoving.com continue to combine efforts to develop strategic alliances that leverage client relationships, as evidenced by the recently announced collaborative advertising and marketing agreement with The Bekins Company, one of the largest moving van lines in the United States and a long time TMP client.

      Total commissions and fees as a percent of related billings for the quarter ended December 31, 2000 were 56% compared to 48% for the prior year period. The higher percentage primarily reflects increased Interactive, and Selection & Temporary Contracting sales volumes, where TMP Worldwide retains greater portions of the amounts billed. This also reflects the higher gross margins achieved in Recruitment Advertising related to the increase in fee-driven creative, and other value-added services.


MONSTER.COM CONTINUES TO DOMINATE

      Monster.com further advanced its leadership position in the fourth quarter of 2000 and early 2001 in all key metric areas based on the powerful combination of its sheer brand dominance, its dynamic portfolio of career related products and services, its continued product innovations, and its increasing global scale. In January 2001, according to Media Metrix, Monster.com achieved a reach of 7.1 percent and 5.9 million monthly unique visitors, all-time records for both statistics. Monster.com also reported an average of 28.8 page views per visitor.

      In addition, resume database growth in January 2001 increased dramatically over January 2000 with the current resume database numbering over 8.3 million resumes versus 2.7 million at this time last year. Current resume postings are growing at over 25,000 per day, with Monster.com's resume database increasing by 1.4 million resumes, or 25%, in the fourth quarter of 2000. Monster.com also reached the 13 million job seeker accounts milestone in January 2001 and maintains over 485,000 current job postings on its site.

      Jeff Taylor, CEO of Monster.com, said, "Monster.com continues to reach new heights within the online recruiting marketplace. Media Metrix data indicates that we had record-shattering traffic in January 2001, with 5.9 million unique visitors. This rock-solid audience base, combined with our expanding global reach, positions Monster.com to benefit even further from favorable audience trends and demographics around the world. For example, in Europe, where we also have a strong market position, 20% of the population will be age 65 or older by 2008, driving up demand for skilled knowledge workers in that market. Against this backdrop, we are very excited about the traction we have been gaining in Europe. In the fourth quarter, we surpassed our closest European competitor in unique visitors, number of resumes, job postings and revenues. We believe we are now well on our way in Europe toward achieving the kind of success we currently enjoy in North America."

      According to the January 2001 Media Metrix report, Monster.com has clearly extended its dominant standing as the leading global online career site with 53% share of "career eyeball minutes,(5)" compared to its next closest competitor's share of 10%. Monster.com also extended its lead as the number one destination for career seekers with a "power ranking(6)" of 204.5, more than four times that of its closest competitor's power ranking of 48.9 per user. Monster.com's power ranking is also greater than the combined total of 160.6 for all of the other career sites combined.

      "Branding is a core competency for Monster, as evidenced by Media Metrix's latest traffic figures and the tremendous success of our Super Bowl advertising campaign," continued Mr. Taylor. "Monster.com's brand extensions continue to entice consumers with expanded offerings while leveraging the power of our brand. The addition of JOBTRAK, a major player in the college recruiting community, to the Monster.com portfolio provides us the opportunity to acquire loyal users in the intern phase of the employment life cycle and maintain that relationship throughout their careers. As we continue to develop new products that round out our portfolio, it becomes quite clear that Monster.com truly offers a life changing experience."

      In December, to further raise brand awareness and attract new job seekers, Monster.com launched "The Monster Show," a 30-minute television program originally broadcast on the Learning Channel. The show highlights Monster.com's ease of use and broad array of resources to help people manage their careers and has since been broadcast on national television. Monster.com's Super Bowl advertising campaign in January 2001 yielded record results. Daily resume submissions reached a record high of 42,566 resumes and 8.1 million job searches followed the game, compared to 4.4 million following the game last year. Page views reached a record 32 million.

TMP'S STRONG BALANCE SHEET AND CASH FLOW SUPPORT AGGRESSIVE GROWTH PLANS

      As of December 31, 2000, TMP had $572.1 million in cash and cash equivalents and $36.3 million in debt on the balance sheet, resulting in a net cash position of $535.8 million. This represents an increase of $69.4 million, or 15%, over the net cash position of $466.4 million as of September 30, 2000. The Company's debt-to-equity ratio was 3% at year-end compared with 5% at September 30, 2000. The Company's cash flow from operations was $113.0 million for the quarter ended December 31, 2000, representing an increase of 41% from the $80.3 million reported for the quarter ended September 30, 2000, and a 271% increase over the $30.4 million reported for the quarter ended December 31, 1999. The Company's deferred Interactive commissions and fees, reflecting signed and billed contracts to be recognized in future periods, grew to $149.4 million at December 31, 2000, an increase of approximately $24.6 million, or 20%, from September 30, 2000. Supported by continued profitability and strong cash flow from operations, TMP is well-positioned to pursue acquisitions and start-up initiatives to support TMP's near- and long-term growth strategies.

      Mr. Treacy explained, "TMP ended the year in an exceptionally solid financial position, reporting strong fourth quarter cash flow from operations and continued margin expansion in 2000. The cash generated by our January 2000 follow-on stock offering, net of debt repayments, was $508 million, and despite an aggressive acquisition and related capital expenditure program in 2000, our cash position has maintained this level and grown by $504 million for the year. As we integrate our acquired businesses into TMP and migrate our clients to the Internet, we are pleased to see significant revenue increases and margin expansion reflected in our operating results. Going forward, our strong cash position will further provide us with the flexibility to strategically reinvest in our strong brands, and to continue our aggressive and opportunistic pursuit of accretive acquisitions to expand TMP's product offerings, sales forces and client lists."


TMP EXPANDS GLOBAL REACH AND BROADENS SERVICE OFFERINGS

      During the fourth quarter of 2000 and early 2001, TMP Worldwide completed a series of strategic business initiatives designed to broaden the Company's global reach and portfolio of services.

MONSTER.COM

      o In November, Monster.com announced the formation of a strategic recruiting relationship with I-Group HotBank NE, Boston's premier Internet incubator and a SOFTBANK Corporation affiliate, extending Monster.com's custom online recruiting services to I-Group HotBank's portfolio of incubated companies. This synergistic relationship brings Monster.com job seekers a multitude of new employment opportunities.

      o In November, Monster.com acquired luxjob.lu, Luxembourg's largest recruitment site.

MONSTERMOVING.COM

      o In November, TMP's Monstermoving.com acquired Cashback2.com, an online real estate agent referral site that provides "cash back" incentives for customers using its network of qualified real estate agents. The acquisition strengthens Monstermoving.com's position as a leader in the online relocation market.

      o As part of its strategy to provide "one-stop-shopping" on the Internet, in December Monstermoving.com announced a strategic alliance with MakeTheMove.com, allowing users to manage the transfer, set-up and cancellation of utilities over the Web.

      o     The acquisition of Craighead.com in December expands
            Monstermoving.com's network of move-related information, goods and services to include high-quality international relocation information.

SELECTION & TEMPORARY CONTRACTING

      o In December, as part of its global expansion strategy, the eResourcing (TMP's Selection & Temporary Contracting) division acquired People.com Consultants, Inc., based in the U.S. and in India. People.com provides IT professionals to clients worldwide and provides TMP with a foothold in India's rapidly growing employment market.

      o In an effort to further its strength in growing market niches, in December eResourcing acquired SPEC Group Holdings, Inc., which provides highly specialized technical workers to the electric power and primary process industries.

      o The December acquisition of Simon Franco Recursos Humanos S/A and related entities was the Company's first entry in the rapidly growing South American market. In conjunction with this acquisition, TMP also announced the recruitment of four top professionals from Spencer Stuart's Sao Paulo office.

      o In January 2001, the eResourcing division acquired ADEPT Inc., a leading provider of human capital management services in the Northeast, strengthening the Company's position in the IT, e-businesses and engineering sectors.

FULL-YEAR 2000 RESULTS

      TMP reported total commissions and fees of $1.3 billion for the twelve months ended December 31, 2000, up $382.8 million or 42% versus $909.0 million for the twelve months ended December 31, 1999. Interactive commissions and fees increased $277.0 million or 175% to $435.2 million for the twelve months ended December 31, 2000, from $158.2 million for the twelve months ended December 31, 1999.

      Recruitment Advertising commissions and fees increased 5% to $194.0 million for the twelve months ended December 31, 2000 compared to $183.9 million for the prior year period, reflecting 4% growth in billings, primarily related to increased client activity and publisher price increases for help-wanted advertisements placed in newspapers, and increased fees for creative and other value-added services.


      Selection & Temporary Contracting commissions and fees increased 32% to $386.7 million for the twelve months ended December 31, 2000 compared to $292.2 million for the prior year period, again reflecting the strong global labor market and resulting demand for permanent professional employees, particularly in mid-level management positions (annual salaries of $75,000 to $150,000).


      Executive Search commissions and fees were $178.4 million for the twelve months ended December 31, 2000 an increase of 3% from $173.3 million for the prior year period, also reflecting the strong labor market and demand for senior executive positions. In addition, the average billings per consultant increased to $900,000 from $650,000 last year, demonstrating the emergence of TMP as one of the premier brands in the global executive search arena.


      Yellow Pages advertising commissions and fees decreased 4% to $97.5 million for the twelve months ended December 31, 2000 versus $101.3 million for the prior year period, reflecting substantially reduced commissions paid by publishers and the effects of higher discounts for certain clients.


      Total commissions and fees as a percent of related billings for the twelve months ended December 31, 2000 were 52% compared to 45% for the prior year period. The higher percentage primarily reflects increased Interactive and Selection & Temporary Contracting sales volumes, where the Company retains greater portions of the amounts billed.


      The Company reported adjusted operating income of $159.0 million for the twelve months ended December 31, 2000 compared to $90.9 million for the prior year period, a $68.1 million or 75% increase. Growth in Interactive, Recruitment Advertising, Selection & Temporary Contracting and Executive Search commissions and fees, together with higher operating margins, contributed to the increase in adjusted operating income. The adjusted operating profit margin increased to 12% for the twelve months ended December 31, 2000, compared to 10% for the prior year period.


      Adjusted EBITDA for the twelve months ended December 31, 2000 was $211.6 million versus $128.2 million for the prior year, an increase of 65%. Adjusted net income increased 141% to $109.9 million for the twelve months ended December 31, 2000 compared to $45.6 million for the prior year period. Diluted adjusted earnings per share was $1.02 for the twelve months ended December 31, 2000 versus $0.48 for the prior year, a 113% increase.

      The adjusted operating income, EBITDA, net income and diluted EPS amounts discussed herein reflect adjustments to exclude merger and integration costs, and the related tax benefits thereon, incurred in connection with companies acquired using the pooling of interests method of accounting. For the twelve months ended December 31, 2000 such costs were $64.6 million compared with $63.1 million for the same period in 1999. In addition, restructuring charges at LAI were $2.8 million for the twelve months ended December 31, 1999.


BUSINESS OUTLOOK -- TMP REAFFIRMS POSITIVE VIEWS FOR 2001

      TMP Worldwide believes that its market-leading portfolio of on-line and off-line services, combined with its geographic diversification and strong balance sheet, positions the Company for growth in 2001. "Despite concerns of an economic recession and a slowdown in the labor markets, and, therefore our consideration of the potential related impacts to TMP, we remain positive about achieving our goals for commissions and fees and earnings growth for 2001," said Bart Catalane, Chief Financial Officer of TMP Worldwide.

      Mr. Catalane continued, "For the full-year 2001, the Company reaffirms its business outlook and the increased earnings guidance provided in the 8-K filed with the Securities and Exchange Commission on December 14, 2000. We remain comfortable with diluted adjusted earnings per share in the range of $1.38 to $1.42. Considering the seasonal nature of our businesses, on a quarterly basis, we expect diluted adjusted earnings per share of: $0.14 to $0.15 for the first quarter ending March 31; $0.30 to $0.31 for the second quarter ending June 30; $0.46 to $0.47 for the third quarter ending September 30; and $0.48 to $0.49 for the fourth quarter ending December 31, 2001.


      "Based on the fourth quarter 2000 results, the Company is increasing its 2001 Interactive revenue guidance. We now expect Interactive commissions and fees for 2001 to be in the range of $715 to $735 million, which is an increase of $45 to $65 million from the prior guidance of $670 million. As a result, total Company commissions and fees are now expected to be in the range of $1.60 to $1.62 billion, which is also an increase of $45 to $65 million from the prior guidance of $1.55 billion."


      Mr. Catalane went on to say, "Total operating expenses for 2001, including $17 to $19 million of amortization of intangibles, and between $260 and $280 million of marketing and promotion expenses, but excluding merger and integration expenses, are expected to remain between 85% and 87% of total Company commissions and fees. The $20 million increase in marketing and promotion expenses over prior guidance reflects our plans for additional Monster.com media spending in Europe."

ABOUT TMP WORLDWIDE

      Founded in 1967, TMP Worldwide Inc., with more than 9,500 employees in 31 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search and Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies. More information about TMP Worldwide is available at WWW.TMP.COM.

      Monster.com, (www.monster.com), headquartered in Maynard, Mass., the flagship brand of the Interactive Division of TMP Worldwide, is the leading global career portal on the Web, and recorded over 25.2 million unique visits during the month of January 2001 according to independent research conducted by I/PRO. Monster.com connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster.com global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain and Luxembourg. More information about Monster.com is available at WWW.MONSTER.COM or by calling 1-800-MONSTER.

      Condensed consolidated statements of operations for the three months and twelve months ending December 31, 2000, and condensed consolidated balance sheets for December 31, 2000 and 1999 and September 30, 2000 for TMP Worldwide Inc. and subsidiaries follow. For an investment kit, please contact Victoria Albert at (212) 351-7063 or visit WWW.TMP.COM.


SPECIAL NOTE:

      The above statements include forward-looking statements based on current management expectations. Factors that could cause future results to differ from these expectations include the following: risks associated with acquisitions, competition and seasonality. Additional factors are described in the Company's reports filed with the Securities and Exchange Commission.

      Fourth quarter and full year 2000 results will be discussed on TMP Worldwide's quarterly conference call taking place on February 21, 2001. To join the conference call, please dial in on 1-888-849-9215 at 8:20 AM E.S.T. For those outside the United States, please call in on 1-212-896-6101. The call will begin promptly at 8:30 AM E.S.T. Individuals can also access TMP Worldwide's quarterly conference call through Yahoo! Finance at www.yahoo.com and the investor information section of the company's web site at www.tmp.com. Interactive Metrics for TMP Worldwide and Monster.com are available at WWW.MONSTER.COM or WWW.TMP.COM.

Endnotes

1 Prior periods' results have been retroactively restated to reflect the effects of acquisitions accounted for as pooling of interests that were completed prior to December 31, 2000.


2 Operating profit and EBITDA have been adjusted to exclude the effects of merger and integration costs of $27.5 million and $16.8 million for the fourth quarters ended December 31, 2000 and 1999, respectively.


3 Net income has been adjusted to exclude the effects of merger and integration costs incurred, net of the tax benefits thereon, of $25.6 million and $15.0 million for the quarters ended December 31, 2000 and 1999, respectively.


4 Available to common and Class B shareholders after excluding merger and integration costs, net of the tax benefits thereon.


5 "Career eyeball minutes" is the result of Media Metrix "unique visitors" multiplied by Media Metrix "average minutes per visitor per month" and therefore indicates a Web site's share of total career or job seeker audience that month.


6 "Power ranking" is the result of Media Metrix "audience reach" multiplied by Media Metrix "unique pages per visitor per month" and therefore indicates a Web site's recognition by and usefulness to consumers (who in Monster.com's case are job seekers).

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE THREE MONTHS ENDED
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                     Dec. 31, 2000   Dec. 31, 1999
                                                                     -------------   -------------
GROSS BILLINGS:
Interactive                                                              $ 158,854      $  64,248
Recruitment advertising                                                    210,954        204,036
Selection & temporary contracting                                           97,922         78,513
Executive search                                                            43,159         41,552
Yellow page advertising                                                    113,926        118,566
--------------------------------------------------------------------     ---------      ---------
Total gross billings                                                     $ 624,815      $ 506,915
====================================================================     =========      =========


COMMISSIONS & FEES:
Interactive                                                              $ 142,081      $  56,875
Recruitment advertising                                                     47,792         44,667
Selection & temporary contracting                                           97,006         78,536
Executive search                                                            43,159         41,302
Yellow page advertising                                                     21,872         21,772
--------------------------------------------------------------------     ---------      ---------
Total commissions & fees                                                   351,910        243,152
--------------------------------------------------------------------     ---------      ---------

OPERATING EXPENSES:
Salaries & related                                                         173,774        132,019
Office & general                                                            76,037         60,759
Marketing & promotion                                                       43,613         27,808
Merger & integration                                                        27,458         16,792
Amortization of intangibles                                                  4,316          3,254
--------------------------------------------------------------------     ---------      ---------
Total operating expenses                                                   325,198        240,632
--------------------------------------------------------------------     ---------      ---------

OPERATING INCOME                                                            26,712          2,520
--------------------------------------------------------------------     ---------      ---------

OTHER INCOME (EXPENSE):
Interest income (expense), net                                               8,114         (3,970)
Other, net                                                                    (543)          (468)
--------------------------------------------------------------------     ---------      ---------
Total other income (expense), net                                            7,571         (4,438)
--------------------------------------------------------------------     ---------      ---------

Income (loss) before provision for income taxes,
minority interests & equity in losses of affiliates                         34,283         (1,918)

Provision for income taxes                                                  21,967          3,729
--------------------------------------------------------------------     ---------      ---------

Income (loss) before minority interests
 & equity in losses of affiliates                                           12,316         (5,647)

Minority interests                                                             (56)            --
--------------------------------------------------------------------     ---------      ---------

NET INCOME (LOSS) APPLICABLE TO COMMON
AND CLASS B COMMON STOCKHOLDERS                                          $  12,372      ($  5,647)
====================================================================     =========      =========


ADJUSTED NET INCOME:
Net income (loss)                                                        $  12,372      ($  5,647)
Merger & integration costs                                                  27,458         16,792
Tax benefit of M&I costs                                                    (1,826)        (1,770)
--------------------------------------------------------------------     ---------      ---------
ADJUSTED NET INCOME                                                      $  38,004      $   9,375
====================================================================     =========      =========

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE THREE MONTHS ENDED
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                           Dec. 31, 2000         Dec. 31, 1999
                                                                           -------------         -------------
NET INCOME (LOSS) PER COMMON AND
====================================================================
                         CLASS B COMMON SHARE:
                         ===========================================

                         Basic                                           $            0.12     ($           0.06)
                         ===========================================     =================     =================

                         Diluted                                         $            0.11     ($           0.06)
                         ===========================================     =================     =================


ADJUSTED NET INCOME PER COMMON AND
====================================================================
                         CLASS B COMMON SHARE:
                         ===========================================

                         Basic                                           $            0.37     $            0.10
                         ===========================================     =================     =================

                         Diluted                                         $            0.35     $            0.10
                         ===========================================     =================     =================


WEIGHTED AVERAGE SHARES OUTSTANDING:
====================================================================

                         Basic                                                     103,509                90,880
                         ===========================================     =================     =================

                         Diluted (for adjusted EPS only)                           109,286                96,601
                         ===========================================     =================     =================


ADJUSTED E B I T D A*                                                    $          68,894     $          29,412
====================================================================     =================     =================



*Earnings before interest, income taxes, depreciation and amortization, and adjusted to exclude the effects of merger & integration costs and restructuring charges for poolings of interests. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements, and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of the Company's profitability or liquidity.

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE TWELVE MONTHS ENDED
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                      Dec. 31, 2000      Dec. 31, 1999
                                                                      -------------      -------------
GROSS BILLINGS:
Interactive                                                             $   485,899      $   176,587
Recruitment advertising                                                     877,755          843,955
Selection & temporary contracting                                           391,637          295,133
Executive search                                                            178,399          173,558
Yellow page advertising                                                     545,584          532,258
-------------------------------------------------------------------     -----------      -----------
Total gross billings                                                    $ 2,479,274      $ 2,021,491
===================================================================     ===========      ===========


COMMISSIONS & FEES:
Interactive                                                             $   435,183      $   158,215
Recruitment advertising                                                     193,951          183,938
Selection & temporary contracting                                           386,666          292,231
Executive search                                                            178,399          173,277
Yellow page advertising                                                      97,538          101,294
-------------------------------------------------------------------     -----------      -----------
Total commissions & fees                                                  1,291,737          908,955
-------------------------------------------------------------------     -----------      -----------

OPERATING EXPENSES:
Salaries & related                                                          667,398          512,554
Office & general                                                            287,428          216,826
Marketing & promotion                                                       161,367           75,780
Merger & integration                                                         64,604           63,054
Restructuring                                                                    --            2,789
Amortization of intangibles                                                  16,536           12,894
-------------------------------------------------------------------     -----------      -----------
Total operating expenses                                                  1,197,333          883,897
-------------------------------------------------------------------     -----------      -----------

OPERATING INCOME                                                             94,404           25,058
-------------------------------------------------------------------     -----------      -----------

OTHER INCOME (EXPENSE):
Interest income (expense), net                                               20,710          (14,126)
Other, net                                                                   (1,095)          (2,889)
-------------------------------------------------------------------     -----------      -----------
Total other income (expense), net                                            19,615          (17,015)
-------------------------------------------------------------------     -----------      -----------

Income before provision for income taxes,
minority interests & equity in losses of affiliates                         114,019            8,043

Provision for income taxes                                                   57,602            8,424
-------------------------------------------------------------------     -----------      -----------

Income (loss) before minority interests
 & equity in losses of affiliates                                            56,417             (381)

Minority interests                                                             (442)             107
Equity in losses of affiliates                                                   --             (300)
-------------------------------------------------------------------     -----------      -----------

NET INCOME (LOSS) APPLICABLE TO COMMON
AND CLASS B COMMON STOCKHOLDERS                                         $    56,859      ($      788)
===================================================================     ===========      ===========


ADJUSTED NET INCOME:
Net income (loss)                                                       $    56,859      ($      788)
Merger & integration costs and restructuring charges                         64,604           65,843
Tax benefit of M&I costs and restructuring charges                          (11,597)         (19,466)
-------------------------------------------------------------------     -----------      -----------
ADJUSTED NET INCOME                                                     $   109,866      $    45,589
===================================================================     ===========      ===========

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE TWELVE MONTHS ENDED
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                         Dec. 31, 2000         Dec. 31, 1999
                                                                         -------------         -------------
NET INCOME (LOSS) PER COMMON AND
===================================================================
                        CLASS B COMMON SHARE:
                        ===========================================

                        Basic                                           $            0.56     ($           0.01)
                        ===========================================     =================     =================

                        Diluted                                         $            0.53     ($           0.01)
                        ===========================================     =================     =================


ADJUSTED NET INCOME PER COMMON AND
===================================================================
                        CLASS B COMMON SHARE:
                        ===========================================

                        Basic                                           $            1.08     $            0.51
                        ===========================================     =================     =================

                        Diluted                                         $            1.02     $            0.48
                        ===========================================     =================     =================


WEIGHTED AVERAGE SHARES OUTSTANDING:
===================================================================

                        Basic                                                     101,413                90,152
                        ===========================================     =================     =================

                        Diluted (for adjusted EPS only)                           107,903                94,459
                        ===========================================     =================     =================


ADJUSTED E B I T D A*                                                   $         211,635     $         128,239
===================================================================     =================     =================



*Earnings before interest, income taxes, depreciation and amortization, and adjusted to exclude the effects of merger & integration costs and restructuring charges for poolings of interests. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements, and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of the Company's profitability or liquidity.

                               TMP WORLDWIDE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                                                                     Dec. 31, 2000   Sept. 30, 2000   Dec. 31, 1999
                                                                     -------------   --------------   -------------
ASSETS:

Cash and cash equivalents                                               $  572,101     $  515,880     $   67,733
Accounts receivable, net                                                   551,246        580,599        487,888
Property and equipment, net                                                143,750        111,966         84,866
Intangibles, net                                                           521,088        464,156        324,269
Other assets                                                               203,658        155,751        134,009
-------------------------------------------------------------------     ----------     ----------     ----------
TOTAL ASSETS                                                            $1,991,843     $1,828,352     $1,098,765
===================================================================     ==========     ==========     ==========


LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable and accrued expenses                                   $  646,469     $  601,272     $  509,988
Accrued integration and restructuring                                       28,014         21,815         21,453
Deferred commissions and fees                                              155,276        129,259         74,109
Other liabilities                                                           67,949         30,164         30,923
Debt                                                                        36,259         49,478        127,260
-------------------------------------------------------------------     ----------     ----------     ----------
Total Liabilities                                                          933,967        831,988        763,733

Stockholders' Equity                                                     1,057,876        996,364        335,032

-------------------------------------------------------------------     ----------     ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $1,991,843     $1,828,352     $1,098,765
===================================================================     ==========     ==========     ==========